Exhibit 99.1

COVENANT TRANSPORT ANNOUNCES FOURTH QUARTER
FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE - January 25, 2005 - Covenant Transport, Inc. (Nasdaq/NMS:CVTI) announced today its financial and operating results for the fourth quarter and year ended December 31, 2004. The results include an after-tax charge of $12.2 million, or $0.82 per diluted share, in the fourth quarter of 2004. The charge relates to an increase in the Company’s estimated liability for casualty and workers' compensation claims and follows the completion of a previously announced actuarial review of the Company's claims reserves.

Financial and Operating Results

For the quarter, total revenue increased 7.9%, to $164.2 million from $152.2 million in the same quarter of 2003. Freight revenue, which excludes fuel surcharges, increased 1.1%, to $147.2 million in the 2004 quarter from $145.5 million in the 2003 quarter. The Company measures freight revenue, because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period. The Company experienced a net loss of $6.5 million, or $0.44 per diluted share, for the quarter compared with net income of $4.1 million, or $0.28 per diluted share, for the same quarter of 2003. Excluding the increase to claims reserves, net income for the quarter was $5.8 million, or $0.39 per diluted share, compared with a range of $0.30 to $0.34 per share guidance previously announced by the Company.

For the year, total revenue increased 3.6%, to $603.6 million from $582.5 million during 2003. Freight revenue increased 0.5%, to $558.5 million in 2004 from $555.7 million in 2003. The Company generated net income of $3.4 million, or $0.23 per diluted share, for the year compared with $12.2 million, or $0.83 per diluted share, for 2003. Excluding the increase to claims reserves, net income for the year was $15.6 million, or $1.05 per diluted share.

Chairman, President, and Chief Executive Officer David R. Parker made the following comments on the Company’s financial and operating results: "Although the increase to our claims reserves that we announced today was significant, it should not overshadow the momentum in our business that continued during the fourth quarter. Excluding the adjustment, we posted our best margins and highest earnings per diluted share since the fourth quarter of 1999.

During the quarter, we continued our strategy of allocating our equipment to customers and freight that provide the most favorable returns. We expanded our dedicated business and continued to shift assets toward shorter lengths of haul. As a result, average freight revenue per loaded mile, increased $0.21 per mile to $1.50, a 15.9% increase compared with the fourth quarter last year. The increase in average freight revenue per loaded mile was offset partially by an increase in our percentage of non-revenue miles and a 6.9% decrease in average miles per tractor, both related to an 8.7% decrease in average length of haul to 947 miles and a decrease in the percentage of our fleet comprised of team-driven tractors. Average freight revenue per tractor per week, our main measure of asset productivity, improved by 6.3%, to $3,208 in the fourth quarter of 2004 compared with $3,019 for the same quarter last year.

As a result of greater revenue productivity, our operating ratio, excluding the increase to claims reserves, improved 180 basis points. Excluding the increase to claims reserves, our operating ratio (which we define as operating expenses, net of fuel surcharge, as a percentage of freight revenue) was 92.2% for the fourth quarter of 2004 compared with 94.0% for the fourth quarter of 2003. Also excluding the increase to claims reserves, the largest cost increase was in driver pay, which was $0.064 per mile, or 18% higher than in the fourth quarter last year. We expect driver costs to continue to increase as long as there is a shortage of qualified drivers.

Looking forward, we intend to continue our strategy of focusing primarily on profitability, with revenue growth as a secondary goal that will become increasingly important as our operations continue to improve. Our expectations for 2005 include a business environment in which shipping demand continues to grow faster than trucking capacity and the main constraint on growth is the availability of qualified drivers. In that environment, we expect increases in freight rates and driver-related costs to be potentially significant and that freight rates will increase faster than overall costs. We expect our operations to continue to trend toward more dedicated and shorter haul movements, while maintaining a substantial presence in the expedited team marketplace. In the near term we do not expect to grow our tractor fleet, with possible expansion during the second half of 2005 depending on our performance.

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Increase to Claims Reserves

On October 6, 2004, the Company announced that it had engaged an actuarial firm to analyze its claims reserves. During the third and fourth quarters of 2004, the actuary conducted a review of the Company's loss history to provide an estimated range of ultimate liability for existing claims and to assist in developing an estimated range of future accrual rates for both casualty and workers' compensation claims (including incurred but not reported claims). The actuary completed its review in January 2005, for claims and development through December 31, 2004.

Executive Vice President and Chief Financial Officer Joey B. Hogan had the following remarks concerning the increase to claims reserves: "Like many companies, between 2001 and 2003 we increased our primary retention amounts dramatically in response to a changing insurance market. We increased our primary retention amounts from $5,000 per occurrence for workers' compensation and casualty to $1.0 million for workers' compensation and $2.0 million for casualty claims. In addition, we experienced substantial increases in the frequency of accidents and workers' compensation claims. Because of the significant increases in our retention amounts and in the frequency of claims, we determined that an actuarial review of our claims reserves by an independent third-party actuary could provide valuable input to assessing our claims reserve estimates. The actuary provided valuable additional information and tools to assist us in estimating our ultimate liability for casualty and workers' compensation claims, which we considered in recording the increase to claims reserves that we announced today.

The actuary also recommended a range of future accrual rates for workers' compensation and casualty claims. The expected range for workers’ compensation accruals going forward is consistent with the rates we used over the last two years. This expense is recorded in salaries, wages and related expenses in our income statement. The expected range for casualty accruals going forward is between $0.085 and $0.095 per mile (including premiums), which would be approximately 6.2% to 7.0% of freight revenue based on our fourth quarter results.

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The expected range for future accruals is based on our historical incident trends. Our actual future accrual rates will depend on a number of factors, including the frequency and severity of claims. Over the past year we have implemented significant safety programs that we believe have contributed to a 17% decrease in the Company’s number of reportable accidents per million miles in 2004 compared with 2003, and an even greater decrease in the number of severe accidents. If we are successful in continuing to decrease the frequency and severity of claims, we would expect our accrual rates to decline gradually in future periods as improved experience becomes a greater part of the overall incident history.

Even after the increase to claims reserves our balance sheet remains solid. At December 31, 2004, our total balance sheet debt was $52.2 million and our stockholder's equity was $195.7 million, for a total debt-to-capitalization ratio of 21.0% and a book value of $13.15 per share. In addition, during December 2004 we amended our revolving credit facility to increase the maximum borrowing capacity to $150.0 million, lower our interest rate grid, and extend the term for five years. The increase to claims reserves we announced today does not create a default under the credit agreement. At December 31, 2004, we had a combined $73 million of available borrowing capacity under our revolving credit facility and securitization facility.”

Non-GAAP Reconciliation

The fourth quarter and full-year 2004 net income and earnings per diluted share results that exclude the increase to claims reserves are non-GAAP measures. Management believes these measures provide an alternative presentation of results that more accurately reflects on-going Company operations, without the distorting effect of the non-cash adjustment. These measures should be considered in addition to, not as a substitute for, net (loss) income and earnings per diluted share. The following table reconciles fourth quarter and full-year 2004 net income and earnings per diluted share, excluding the adjustment charge, to net (loss) income and earnings per diluted share calculated in accordance with GAAP, which includes the adjustment:

(numbers in thousands, except per share)	Three Months Ended December 31, 2004		Twelve Months Ended December 31, 2004
	Net income (loss)	Per share	Net income	Per share
Net income and earnings per diluted share, excluding increase to claims reserves	$5,751	$0.39	$15,605	$1.05

After-tax increase to claims reserves, total and per share	$12,227	$0.82	$12,227	$0.82

Net (loss) income and earnings per diluted share	$(6,476)	$(0.44)	$3,377	$0.23

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Conference Call and Additional Information

The Company plans to hold a live conference call to discuss its fourth quarter earnings release on Wednesday, January 26, 2005, at 10:30 a.m. Eastern Time. Individuals may access the call by dialing 800-603-1780 (U.S./Canada) and 706-643-0889 (International), access code 3553334. An audio replay will be available for one week following the call at (800) 642-1687, access code 3553334. For additional statistical and financial information that may be discussed on the conference call, please visit our website at www.covenanttransport.com under the icon “Investor Relations.”

Covenant Transport, Inc. is a publicly traded truckload carrier that offers just-in-time service and other premium transportation services for customers throughout the United States. Covenant operates one of the ten largest truckload fleets in North America, measured by revenue. The Company's Class A common stock is traded on the Nasdaq National Market under the symbol "CVTI."

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," "plans," "intends," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in hedging activities and surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; additional changes in management's estimates of liability based upon such experience and development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of medium length of haul movements; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.

For further information contact:
Joey B. Hogan, Executive VP and Chief Financial Officer:   (423) 825-3336
hogjoe@covenanttransport.com

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Covenant Transport, Inc.
Key Financial and Operating Statistics
	Three Months Ended Dec. 31			Twelve Months Ended Dec. 31
($000s)	2004	2003	% Change	2004	2003	% Change
Freight revenue	$147,196	$145,533	1.1%	$558,453	$555,678	0.5%
Fuel surcharge revenue	16,977	6,624		45,169	26,779
Total revenue	$164,173	$152,157	7.9%	$603,622	$582,457	3.6%

Operating expenses
Salaries, wages and related expenses (1)	61,879	55,329		225,778	220,665
Fuel expense	37,014	27,571		127,723	109,231
Operations and maintenance	7,705	9,376		30,555	39,822
Revenue equipment rentals and
purchased transportation	16,183	19,983		69,928	69,997
Operating taxes and licenses	3,585	3,835		14,217	14,354
Insurance and claims (2)	27,774	9,618		54,847	35,454
Communications and utilities	1,651	1,870		6,517	7,177
General supplies and expenses	4,661	3,969		15,104	14,495
Depreciation and amortization	11,792	11,833		45,001	43,041
Total operating expenses	172,244	143,384		589,670	554,236
Operating income (loss)	(8,071)	8,773	-192.0%	13,952	28,221	-50.6%
Other (income) expenses:
Interest expense	720	546		3,098	2,332
Interest income	(18)	(9)		(48)	(114)
Other	(265)	(261)		(926)	(468)
Other (income) expenses, net	437	276		2,124	1,750
Income before income taxes	(8,508)	8,497	-200.1%	11,828	26,471	-55.3%
Income tax expense	(2,032)	4,393		8,452	14,315
Net income (loss)	($6,476)	$4,104	-257.8%	$3,376	$12,156	-72.2%

(1) Includes a $1.5 million pre-tax insurance adjustment in the fourth quarter of 2004.
(2) Includes a $18.0 million pre-tax insurance adjustment in the fourth quarter of 2004.

Basic earnings per share	($0.44)	$0.28	-291.3%	$0.23	$0.84	-72.6%
Diluted earnings per share	($0.44)	$0.28	-291.6%	$0.23	$0.83	-72.3%
Weighted avg. common shares outstanding	14,663	14,626		14,641	14,467
Weighted avg. common shares outstanding	14,877	14,870		14,833	14,709
adjusted for assumed conversions

Operating statistics exclude fuel surcharges.

Net margin as a percentage of freight revenue	-4.40%	2.82%		0.60%	2.19%
Average revenue per loaded mile	$1.500	$1.294	15.9%	$1.400	$1.265	10.7%
Average revenue per total mile	$1.364	$1.194	14.2%	$1.274	$1.165	9.4%
Average revenue per tractor per week	$3,208	$3,019	6.3%	$2,995	$2,897	3.4%
Average miles per tractor per period	30,911	33,214	-6.9%	122,899	129,656	-5.2%
Weighted avg. tractors for period	3,486	3,657	-4.7%	3,558	3,667	-3.0%
Tractors at end of period	3,476	3,752	-7.4%	3,476	3,752	-7.4%
Trailers at end of period	8,867	9,255	-4.2%	8,867	9,255	-4.2%

	Dec 2004	Dec 2003
Total assets	$360,026	$354,281
Total equity	195,699	192,142
Total debt, including current maturities	52,170	61,653
Debt to Capitalization Ratio	21.0%	24.3%

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